Exhibit 99.1

iMergent Reports First Quarter 2011 Financial Results

PHOENIX, May 9, 2011 (GLOBE NEWSWIRE) -- iMergent, Inc. (AMEX:IIG), a leading provider of eCommerce software, site development, web hosting and search engine optimization for businesses and entrepreneurs, today reported financial results for its first quarter ended March 31, 2011.

First Quarter 2011 Compared to 2010

Net loss for the first quarter of 2011 was $1,851,000 or $0.17 per diluted common share, compared to a net income of $123,000 or $0.01 per diluted common share in the prior year quarter. Loss before income tax provision for the first quarter of 2011 was $2,973,000, compared to income of $248,000 in the prior year quarter. The income tax benefit for the first quarter of 2011 was $1,122,000, compared to an income tax provision of $125,000 in the prior year quarter. Cash used for operating activities for the first quarter of 2011 was $3,307,000, compared to $493,000 for the prior year quarter. As of March 31, 2011, cash and cash equivalents were $10,512,000, working capital was $8,532,000, and working capital excluding deferred revenue was $23,333,000. Total current and long-term trade receivables were $23,289,000 as of March 31, 2011.

Segment Results

StoresOnline

Revenue for the first quarter of 2011 decreased 16% to $14,089,000 compared to $16,852,000 for the prior year quarter. The lower revenue was the result of a 13% reduction in our principal collected on accounts receivable to $4,204,000 in the current year quarter from $4,809,000 in the prior year quarter. The remaining decrease is due to a one time increase in revenue of $1,000,000 in the prior year as a result of a change in the contract of our Avail 24/7 subscription, a $572,000 increase in deferred revenue in the current year as a result of new accounting guidance, and a $673,000 decrease in commissions from third parties.

Total segment operating expenses remained relatively flat at $14,874,000 in the current quarter from $14,959,000 in the prior year quarter.

Segment other income, primarily related to interest on the collection of accounts receivable increased 3% to $1,158,000 in the current quarter from $1,129,000 in the prior year quarter.

Total segment income before income tax provision decreased 88% to $373,000 in the current quarter from $3,022,000 in the prior year quarter.

Crexendo Web Services

Revenue for the first quarter of 2011 increased 98% to $479,000 in the current year quarter from $242,000 in the prior year quarter. Crexendo Web Services backlog was $972,000 at March 31, 2011 compared to a backlog of $323,000 at March 31, 2010.

Total segment operating expenses increased 84% to $1,149,000 during the current quarter compared to $626,000 in the prior year quarter. The increase in segment operating expenses is primarily due to an increase in direct sales costs as we increased the number of direct sales positions to address the growing market.

Total segment operating loss increased 75% to $670,000 in the current quarter compared to $384,000 in the prior year quarter.

Crexendo Network Services

Crexendo Network Services began selling at select StoresOnline events starting in January 2011. As part of this offering, we provided a free trial period to our customers, with first billings expected during the second quarter. As such, we did not recognize any revenue in our Crexendo Network Services segment during the three months ended March 31, 2011. Total Crexendo Network Services operating expenses were $486,000 for the current quarter compared to $209,000 in the prior year quarter.

Steven G. Mihaylo, Chief Executive Officer of iMergent, stated, "We are very disappointed in the results we announced today. The disappointment stems from the results of the StoresOnline division. StoresOnline although having an increase in gross sales has been hard hit by low cash down payments and high default rates. The market served by the StoresOnline division, the B to C customer, continues to be hard hit by economic conditions and is saddled with a very high unemployment rate and economic uncertainty. We believe this is primarily responsible for the low cash rates and the high default rates on financing. These are alarming trends as the Company isn't profitable in the current model with these issues, and we are not cash flow positive with these high default rates. In addition to this, we continue to have a hard time getting StoresOnline customers to host for over twelve months.

"StoresOnline also appears to be facing increasing competition in the direct sale market. In some of our best markets there is direct competition to our customers. The StoresOnline model has historically faced extremely high customer acquisition costs, which is exacerbated by our high direct mail expenses. This trend is continuing and we do not see substantial improvement in this metric.

"The StoresOnline model has been historically prone to customer and regulatory concern, it appears that as the economic conditions in the B to C market have deteriorated we have seen an increase in non-specific, and we believe non meritorious, complaints.

"Our StoresOnline team has been working to address these issues. We have tested a number of concepts in an attempt to address these issues. We are thoroughly reviewing the results of our basic model and the results of the tests that we have undertaken. We should have the results of all of these tests fully analyzed and modeled within the month, so that we can attempt to make the necessary adjustments that are in the best long term interest of our shareholders and our business.

"While we have been disappointed in the StoresOnline results we are pleased with the results and the trends of the Crexendo enterprise web marketing services and telecom services side of our business where our customers are paying us in full and are very sticky. Our Crexendo customers are highly satisfied and are often our best referrals. In the Crexendo Web Services division our bookings and backlog continue to increase, and we are encouraged by the trend of increasing revenue quarter over quarter. Our Crexendo Network Services division has started selling our telecom product, we have customers in fifteen states, and we are encouraged by the reaction to the offering and the quality of our services. We continue the development of additional services which we believe are necessary to make us fully competitive in the enterprise market."

Conference Call

The company is hosting a conference call today, May 9, 2011, at 1:30 p.m. PT (4:30 p.m. ET). The conference call will be broadcast live over the Internet at www.imergentinc.com. If you do not have Internet access, the telephone dial-in number is 888-296-4217 for domestic participants and 719-457-2600 for international participants. The conference ID to join the call is 9032881. Please dial in five to ten minutes prior to the beginning of the call at 4:30 PM EDT. A telephone replay will be available two hours after the call for 90 days by dialing 888-203-1112 for domestic callers or 719-457-0820 for international callers and entering access code 9032881. Online webcast replay will be available for 90 days from the date of the call.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and businesses enabling them to market and sell their business products or ideas via the Internet. The company sells its proprietary software and training services which help users build Internet strategies to allow entrepreneurs and businesses to market and sell their products, accept online orders, analyze marketing performance and manage pricing and customers over the Internet. In addition to software and training, iMergent offers site development, web hosting and search engine optimization (SEO). iMergent, StoresOnline and Crexendo Business Solutions, Inc. are trademarks of iMergent, Inc.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about iMergent, (i) StoresOnline division being impacted by low cash down payments and high default rates (ii) StoresOnline division B to C customers being hard hit by economic conditions and being saddled with a very high unemployment rate and economic uncertainty, (iii) those factors (i and ii) being primarily responsible for the low cash rates and the high default rates on financing, (iv) not being profitable in the current model with these issues, (v) not being cash flow positive with these high default rates (vi) StoresOnline division facing increasing competition in the direct sale market, (vii) the StoresOnline model facing extremely high customer acquisition costs, which is exacerbated by high direct mail expenses and that trend continuing without substantial improvement expected in that metric, (ix) the StoresOnline model being historically prone to customer and regulatory concern and that as the economic conditions in the B to C market deteriorated there being an increase in non-specific and non meritorious, complaints, (xi) the StoresOnline team working to address the issues discussed herein, (xii) having tested a number of concepts in an attempt to address the issues discussed herein and thoroughly reviewing the results of the basic model and the results of tests, (xiv) having the results of all of these tests fully analyzed and modeled within the month, (xv) attempting to make the necessary adjustments that are in the best long term interest of shareholders and the business, (xvi) Crexendo customers being highly satisfied and being the best referrals (xvii) Crexendo Web Services division bookings and backlog continuing to increase, and the Company being encouraged by the trend of increasing revenue quarter over quarter, (xvii) the Crexendo Network Services division having started selling telecom product and the Company being encouraged by the reaction to the offering and the quality of services and (xviii) continuing the development of additional services which are necessary to make the Company fully competitive in the enterprise market.

For a more detailed discussion of risk factors that may affect iMergent's operations and results, please refer to the company's Form 10-Q for the quarter ended March 31, 2011 and Form 10-K for the year ended December 31, 2010. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

iMERGENT, INC.  AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except par value and share data)
(unaudited)

	March 31, 2011	December 31, 2010
Assets

Current Assets:
Cash and cash equivalents	$10,512	$14,207
Restricted cash	1,088	1,088
Trade receivables, net of allowance for doubtful accounts of $10,176
as of March 31, 2011 and $10,464 as of December 31, 2010	12,547	12,122
Inventories	1,040	1,067
Income taxes receivable	598	1,239
Deferred income tax assets, net	949	949
Prepaid expenses and other	2,207	1,376
Total Current Assets	28,941	32,048

Certificate of deposit	500	500
Long-term trade receivables, net of allowance for doubtful accounts of $8,449
as of March 31, 2011 and $7,957 as of December 31, 2010	10,742	9,442
Property and equipment, net	3,006	3,139
Deferred income tax assets, net	6,127	5,024
Intangible assets	882	987
Goodwill	265	265
Other long-term assets	293	239
Total Assets	$50,756	$51,644

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$2,521	$3,328
Accrued expenses and other	2,874	3,361
Dividend payable	213	214
Deferred revenue, current portion	14,801	13,757
Total Current Liabilities	20,409	20,660

Deferred revenue, net of current portion	10,876	9,523
Other long-term liabilities	1,305	1,341
Total Liabilities	32,590	31,524

Commitments and contingencies (Note 8)

Stockholders' Equity:
Preferred stock, par value $0.001 per share - authorized 5,000,000 shares; none issued	-	-
Common stock, par value $0.001 per share - authorized 100,000,000 shares; 10,652,269 shares outstanding as of March 31, 2011 and 10,664,878 shares outstanding
as of December 31, 2010	11	11
Additional paid-in capital	49,378	49,481
Accumulated deficit	(31,223)	(29,372)
Total Stockholders' Equity	18,166	20,120

Total Liabilities and Stockholders' Equity	$50,756	$51,644

iMERGENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share and share data)
(unaudited)

	Three Months Ended March 31,
	2011	2010

Revenue	$14,568	$17,094
Operating expenses:
Cost of revenue	6,305	5,097
Selling and marketing	8,763	8,874
General and administrative	2,759	3,466
Research and development	872	538
Total operating expenses	18,699	17,975

Loss from operations	(4,131)	(881)

Other income (expense):
Interest income	1,153	1,188
Interest expense	(1)	(1)
Other income (expense), net	6	(58)
Total other income, net	1,158	1,129

Income (loss) before income tax benefit (provision)	(2,973)	248

Income tax benefit (provision)	1,122	(125)

Net income (loss)	$(1,851)	$123

Net income (loss) per common share:
Basic	$(0.17)	$0.01
Diluted	$(0.17)	$0.01

Dividends per common share:	$0.02	$0.02

Weighted average common shares outstanding:
Basic	10,638,597	11,423,649
Diluted	10,638,597	11,495,901

iMERGENT, INC. AND SUBSIDIARIES
 Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,851)	$123
Adjustments to reconcile net income to net
cash provided by (used for) operating activities:
Depreciation and amortization	349	343
Expense for stock options issued to employees	174	267
Tax benefit upon issuance of common stock	-	(3)
Deferred income tax provision (benefit)	(1,103)	256
Changes in assets and liabilities net of effects from acquisition:
Trade receivables	(1,725)	434
Inventories	27	(129)
Income taxes receivable	641	(470)
Prepaid expenses and other	(831)	10
Other long-term assets	2	20
Accounts payable, accrued expenses and other	(1,351)	(355)
Income taxes payable	-	(21)
Deferred revenue	2,397	(966)
Other long-term liabilities	(36)	(2)
Net cash used for operating activities	(3,307)	(493)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(54)	(370)
Acquisition of company		(250)
Investment in subsidiary	(56)	-
Net cash used for investing activities	(110)	(620)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options and related income tax benefit	25	13
Repurchase of common stock	(89)	-
Dividend payments	(214)	(229)
Net cash used for financing activities	(278)	(216)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(3,695)	(1,329)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	14,207	21,549
CASH AND CASH EQUIVALENTS, END OF PERIOD	$10,512	$20,220

Supplemental disclosure of cash flow information:
Cash paid (received) during the period:
Interest	1	1
Income taxes	(618)	355

iMERGENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (CONTINUED)
(In thousands)

	Three Months Ended March 31,
	2011	2010
Supplemental disclosure of non-cash investing and financing information:
Dividends declared	$213	$229
Repurchase of common stock included in accrued liabilities	-	67
Purchase of property and equipment included in accounts payable	57	74
Acquisition of company with stock	-	117
Contingent consideration related to acquisition	-	479